UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25

NOTIFICATION OF LATE FILING                       SEC FILE NUMBER: 0-26322

                                                  CUSIP NUMBER: 269456109

[ ] Form 10-K [ ]Form 20-F  [ ] Form 11-K  [x] Form 10-Q
[ ] Form N-SAR

For Period Ended: September 30, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:______________________

     Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION
         ----------------------

     Full Name of Registrant

     EAGLE CAPITAL INTERNATIONAL, LTD.

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     Former Name if Applicable

     N/A

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Address of Principal Office (Street and Number)

     1900 CORPORATE BOULEVARD, SUITE 400E

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City, State and Zip Code

     BOCA RATON, FLORIDA 33431

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PART II - RULES 12b-25(b) AND (c)
          -----------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

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[X] (b)   The subject annual report, semi-annual report, transition
          report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE
           ---------

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant's Form 10-Q for the period ended September
     30, 2000 cannot be filed within the prescribed time period because the Accountant's report is not as yet completed.


PART IV - OTHER INFORMATION
          -----------------

     (1) Name and telephone number of person to contact in regard to this notification.

      Anthony D'Amato              (561)              988-2550
      ---------------           -----------       ------------------
          (Name)                (Area Code)       (Telephone Number)

     (2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                         [X] Yes        [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?

                         [ ] Yes        [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     EAGLE CAPITAL INTERNATIONAL, LTD. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 2000            BY: /s/Anthony D'Amato
                                      -------------------------------
                                      Anthony D'Amato, CEO


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